FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5167	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Derek G. Smith, 312-822-6612
Robert Tardella, 312-822-4387
CNA FINANCIAL ANNOUNCES THIRD QUARTER 2015 RESULTS

•	NET OPERATING INCOME OF $210 MILLION, $0.77 PER SHARE

•	P&C COMBINED RATIO OF 85.7%, LOWEST IN MORE THAN A DECADE

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $45.16

•	QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, November 2, 2015 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2015 net operating income of $210 million, or $0.77 per share, and net income of $178 million, or $0.66 per share. Property & Casualty Operations' combined ratio for the third quarter was 85.7%.
CNA Financial also declared a quarterly dividend of $0.25 per share, payable December 2, 2015 to stockholders of record on November 16, 2015.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2015	2014	2015	2014
Net operating income (a)	$210	$182	$567	$644
Net realized investment gains (losses)	(32)	27	(18)	46
Income (loss) from discontinued operations, net of tax	—	4	—	(197)
Net income	$178	$213	$549	$493

Net operating income per diluted share	$0.77	$0.68	$2.09	$2.38
Net income per diluted share	0.66	0.79	2.03	1.82

	September 30, 2015	December 31, 2014
Book value per share	$45.38	$47.39
Book value per share excluding AOCI	45.16	45.91

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note P in the Consolidated Financial Statements within CNA's Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion of this measure.

Property & Casualty Operations' net operating income was $263 million for the third quarter of 2015 as compared with $241 million in the prior year quarter. Improved underwriting results were partially offset by lower limited partnership investment results. Catastrophe losses were $10 million after tax for the third quarter of 2015 and prior year quarter, primarily due to U.S. weather-related events.
Net operating results for our non-core segments improved $6 million from the prior year quarter. The prior year quarter included a $34 million after-tax loss on a coinsurance transaction related to the sale of Continental Assurance Company and a $9 million reduction in the allowance for uncollectible reinsurance receivables. Excluding these items, the decline in results for our non-core segments in the current year quarter was driven by our long term care business.
After-tax net investment income decreased to $265 million for the third quarter of 2015 as compared with $346 million in the prior year quarter. This decrease was driven by limited partnership investments, which returned (3.2)% as compared with 1.0% in the prior year quarter.
Property & Casualty Operations
"Each of our segments achieved a solid underwriting result in the quarter highlighted by a P&C combined ratio of 85.7%,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “Most importantly, our loss ratio excluding catastrophes and development continues to step in the right direction particularly in the Commercial segment where we achieved a 3-point improvement from the same prior year period.”

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Net written premiums	$1,529	$1,560	$4,836	$4,981
NWP change (% year over year)	(2)%	(4)%	(3)%	(3)%
Net operating income	$263	$241	$764	$696
Net income	228	247	738	708

Loss ratio excluding catastrophes and development	61.9%	62.9%	62.0%	63.2%
Effect of catastrophe impacts	0.9	1.0	2.1	3.0
Effect of development-related items	(10.7)	(1.1)	(3.7)	0.1
Loss ratio	52.1%	62.8%	60.4%	66.3%

Combined ratio	85.7%	96.1%	94.3%	99.7%
Combined ratio excluding catastrophes and development	95.5%	96.2%	95.9%	96.6%

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Net written premiums	$707	$736	$2,077	$2,150
NWP change (% year over year)	(4)%	—%	(3)%	(1)%
Net operating income	$179	$184	$451	$480
Net income	165	186	440	486

Loss ratio excluding catastrophes and development	61.6%	61.2%	61.9%	62.2%
Effect of catastrophe impacts	0.5	0.7	0.7	1.0
Effect of development-related items	(18.6)	(11.2)	(7.1)	(6.1)
Loss ratio	43.5%	50.7%	55.5%	57.1%

Combined ratio	74.4%	80.8%	86.6%	87.4%
Combined ratio excluding catastrophes and development	92.5%	91.3%	93.0%	92.5%

•	Net operating income decreased $5 million for the third quarter of 2015 as compared with the prior year quarter. Improved underwriting results were more than offset by lower net investment income.

•
The combined ratio improved 6.4 points for the third quarter of 2015 as compared with the prior year quarter. The loss ratio improved 7.2 points driven by higher favorable net prior year development. Catastrophe losses were $3 million, or 0.5 points of the loss ratio, for the third quarter of 2015 as compared with $5 million, or 0.7 points of the loss ratio for the prior year quarter. The expense ratio increased 1.0 point for the third quarter of 2015 as compared with the prior year quarter, due to the unfavorable effect of lower net earned premiums.

•
Net written premiums for the third quarter of 2015 decreased $29 million as compared with the prior year quarter, driven by lower new business. Average rate was flat for the policies that renewed in the third quarter of 2015 while achieving a retention of 86%.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Net written premiums	$642	$634	$2,118	$2,133
NWP change (% year over year)	1%	(8)%	(1)%	(5)%
Net operating income	$75	$52	$273	$175
Net income	54	57	257	181

Loss ratio excluding catastrophes and development	60.4%	63.3%	62.3%	65.1%
Effect of catastrophe impacts	1.4	2.0	4.0	5.6
Effect of development-related items	(1.2)	10.6	0.2	8.2
Loss ratio	60.6%	75.9%	66.5%	78.9%

Combined ratio	95.8%	110.7%	102.1%	113.4%
Combined ratio excluding catastrophes and development	95.6%	98.1%	97.9%	99.6%

•	Net operating income increased $23 million for the third quarter of 2015 as compared with the prior year quarter, due to improved underwriting results partially offset by lower net investment income.

•
The combined ratio improved 14.9 points for the third quarter of 2015 as compared with the prior year quarter. The loss ratio improved 15.3 points, due to favorable net prior year development in the current year quarter as compared to unfavorable net prior year development for the prior year quarter and an improved current accident year loss ratio. Catastrophe losses were $10 million, or 1.4 points of the loss ratio, for the third quarter of 2015, as compared with $14 million, or 2.0 points of the loss ratio, for the prior year quarter. The expense ratio increased 0.6 points for the third quarter of 2015 as compared with the prior year quarter, due to the unfavorable effect of lower net earned premiums.

•
Net written premiums increased $8 million for the third quarter of 2015 as compared with the prior year quarter. Higher new business and retention as well as positive rate were substantially offset by the residual effect of previous underwriting actions undertaken in certain business classes. Average rate increased 2% for the policies that renewed in the third quarter of 2015 while achieving a retention of 76%.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Net written premiums	$180	$190	$641	$698
NWP change (% year over year)	(5)%	(3)%	(8)%	—%
Net operating income	$9	$5	$40	$41
Net income	9	4	41	41

Loss ratio excluding catastrophes and development	68.0%	67.0%	61.1%	60.3%
Effect of catastrophe impacts	0.3	(1.0)	0.8	0.7
Effect of development-related items	(15.9)	(6.3)	(6.0)	(6.2)
Loss ratio	52.4%	59.7%	55.9%	54.8%

Combined ratio	90.4%	99.0%	93.5%	94.1%
Combined ratio excluding catastrophes and development	106.0%	106.3%	98.7%	99.6%

•
Net operating income increased $4 million for the third quarter of 2015 as compared with the prior year quarter, due to improved underwriting results driven by higher favorable net prior year development.

•
The combined ratio improved 8.6 points for the third quarter of 2015 as compared with the prior year quarter. The loss ratio improved 7.3 points. This improvement was due to higher favorable net prior year development, partially offset by a higher current accident year loss ratio. The deterioration in the current accident year loss ratio was driven by large losses, including losses related to the explosion in Tianjin, China. The expense ratio improved 1.3 points due to lower expenses, partially offset by the unfavorable effect of lower net earned premiums.

•
Net written premiums decreased $10 million for the third quarter of 2015 as compared with the prior year quarter. The decrease was driven by the unfavorable effect of foreign currency exchange rates. Excluding the effect of foreign currency exchange rates, net written premiums increased 5% for the third quarter of 2015 as compared with the prior year quarter driven by higher new business. Average rate decreased 1% for the policies that renewed in the third quarter of 2015 while achieving a retention of 73%.

Life & Group Non-Core

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Total operating revenues	$318	$313	$960	$948
Net operating loss	(30)	(42)	(71)	(35)
Net loss	(28)	(21)	(65)	(7)

•
Net operating loss decreased $12 million for the third quarter of 2015 as compared with the prior year quarter. The prior year quarter included a $34 million after-tax loss on the coinsurance transaction. The net operating loss for our long term care business increased $23 million. Long term care results in 2014 benefited from unusually favorable morbidity experience as compared to unfavorable morbidity experience in the current year quarter.

Corporate & Other Non-Core

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2015	2014	2015	2014
Interest expense	$39	$48	$117	$138
Net operating loss	(23)	(17)	(126)	(17)
Net loss	(22)	(17)	(124)	(11)

•
Net operating loss increased $6 million for the third quarter of 2015 as compared with the prior year quarter. The current year quarter included lower interest expense due to maturity of higher coupon debt in the fourth quarter of 2014. Results in the prior year quarter were favorably affected by a $9 million after-tax reduction in the allowance for uncollectible reinsurance receivables arising from a change in estimate.

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 14th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 299-7209, or for international callers, (719) 325-2494. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages in Canada, the United Kingdom and Continental Europe as well as globally through its operations at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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